VEDDER PRICE                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                        222 NORTH LASALLE STREET
                                        CHICAGO, ILLINOIS 60601-1003
                                        312-609-7500
                                        FACSIMILE:  312-609-5005

                                        A PARTNERSHIP INCLUDING VEDDER, PRICE,
                                        KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN
                                        CHICAGO AND NEW YORK CITY

                                      March 14, 1997

The Garzarelli Funds
100 South Wacker Drive
Suite 2100
Chicago, Illinois 60606-4002

Board of Trustees:

     Reference is being made to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by The Garzarelli Funds (the "Trust") in connection with the proposed public offering of an indefinite number of shares of beneficial interest, no par value ("Shares"), in the Garzarelli Balanced Fund (the "Fund"), an authorized series of the Trust.

     We have acted as counsel for the Trust since its inception and in such capacity have assisted in supervising its organization and have counseled the Trust regarding subsequent legal matters.

     Based upon the foregoing, we advise you and opine that (a) the Trust is a legally organized and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time; and (b) the Trust is authorized to issue an unlimited number of Shares of the Fund and upon the issue of any thereof for cash at net asset value and receipt by the Trust of the authorized consideration therefor, the Shares of the Fund so issued will be validly issued, fully paid, and nonassessable by the Trust.

     We hereby consent to the use of this opinion in connection with said Registration Statement relating to said Shares and to the listing of our name as legal counsel therein.

                            Very truly yours,

                            /s/ Vedder, Price, Kaufman & Kammholz
                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ
DAS/COK:cj